                                                                  Exhibit 10.49


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]







                         CROSSWALK DEVELOPMENT AGREEMENT


                                     BETWEEN

                        PARTNERS HEALTHCARE SYSTEM, INC.,

                        The General Hospital Corporation,
                     d.b.a. Massachusetts General Hospital,
                     The Brigham and Women's Hospital, Inc.

                                       And

                              deCODE genetics Ltd.

                               DATED MAY 11, 2000

                         CROSSWALK DEVELOPMENT AGREEMENT

         THIS CROSSWALK DEVELOPMENT AGREEMENT (this "Agreement"), effective May 11, 2000, ("Effective Date"), is by and among Partners HealthCare System, Inc., a Massachusetts not-for-profit corporation with its principal place of business at Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02199-8001 ("Partners"); The General Hospital Corporation d.b.a. Massachusetts General Hospital, a Massachusetts not-for-profit corporation having its principal offices at 55 Fruit Street, Boston, MA 02114 ("MGH"); The Brigham and Women's Hospital, Inc., a Massachusetts not-for-profit corporation having its principal offices at 75 Francis Street, Boston, MA 02115 ("BWH") (BWH, Partners and MGH are each, individually, an "Institution" and, collectively, the "Institutions"); and deCODE genetics Ltd., an Icelandic corporation which is a wholly-owned subsidiary of deCODE genetics, Inc., a Delaware corporation, and having its principal offices at Lynghalsi 1, IS-110 Reykjavik, Iceland ("deCODE"). Partners, MGH, BWH and deCODE are each, individually, a "Party" and, collectively, the "Parties".

                                   BACKGROUND


         A. deCODE is building a database based on phenotypic healthcare information that deCODE is collecting using the homogeneous Icelandic population (the "Icelandic Healthcare Database" or "IHD") and a database based on genotypic information that deCODE intends to collect (the "deCODE Genotype Database" and collectively with the IHD, the "deCODE Database"). Partners is creating a database based on the phenotypic and genotypic information that Partners is collecting in connection with internal research using various heterogeneous populations ("Research Patient Data Registry" or "RPDR") (the deCODE Database and the RPDR are individually referred to as a "Database" and collectively referred to as the "Databases").

         B. The Parties desire to develop an information technology bridge (the "Crosswalk") to facilitate studies with the Databases. The Crosswalk is to be developed by a number of means, including the creation of common definitions of disease classifications, common structure and field compatibility of databases, and the creation of tools to query both Databases. Standard operating procedures for querying the databases via the Crosswalk while preserving patients' confidential information are to be established under the Strategic Alliance Agreement entered into by deCODE and Partners simultaneously with this Agreement (the "Strategic Alliance Agreement").

         C. Institutions desire to obtain funding and technical support from deCODE to further such development. deCODE wishes to obtain from Institutions certain rights to Crosswalk Intellectual Property Rights, pursuant to the terms and conditions of this Agreement and the Strategic Alliance Agreement.

         The Parties have, therefore, agreed as follows:

1.       Definitions.

         1.1 "BWH" shall have the meaning assigned to such term in the Introductory paragraph.

         1.2 "Confidential Information" of a Party shall mean (a) all Crosswalk Inventions which the IP Project Leaders decide to protect as Confidential Information pursuant to Section 4.2, technical or marketing reports, data or information disclosed by such Party to the other Party which is in writing and marked or otherwise designated in writing as "Confidential" or "Proprietary," (b) any item described in Section 1.2(a) which is disclosed orally, indicated as confidential at the time of disclosure, summarized in writing and marked or otherwise designated in writing as "Confidential" or "Proprietary" within thirty (30) days after such disclosure, (c) any source code or object code for software comprising any part of the Crosswalk, and (d) other source code or object code disclosed by one Party to the other which is marked or otherwise designated in writing as "Confidential" or "Proprietary" at the time of disclosure.

         1.3 "Copyright" shall mean the copyright subsisting in accordance with the United States Copyright Law, foreign copyright laws and international agreements in the Crosswalk Copyrightable Work (as that term is defined below) together with any United States or foreign Copyright registration application or resulting Copyright registration.

         1.4 "Crosswalk" shall mean the information technology bridge (a) created by deCODE Personnel and/or Institution Personnel in the performance of the Crosswalk Project and (b) Embedded Technology. Unless otherwise expressly provided herein, the term "Crosswalk" shall not include Other Technology.

         1.5 "Crosswalk Coordinator" shall mean the deCODE Personnel or the Institution Personnel appointed to this position in accordance with Section 2.2.

         1.6 "Crosswalk Copyrightable Work" shall mean any original work of authorship fixed in any tangible medium of expression, now known or later developed, from which it can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, including without limitation, computer programs and related documentation, which is authored by any Party solely or jointly with any other Party, including a Party's Personnel, in the development of the Crosswalk, or prepared by any Party's Personnel in the development of the Crosswalk as a Work-Made-For-Hire (as that capitalized term is defined in the United States Copyright Law), for which such Party is considered the author and owner solely or jointly with any other Party or such Party's Personnel.

         1.7 "Crosswalk Development Period" shall mean the period during which the Parties shall create the Crosswalk pursuant to the Work Plan, beginning on the Effective Date and ending (a) three (3) year(s) from the Effective Date, and any extension thereof mutually agreed upon by the Parties in writing, or (b) on the date this Agreement is terminated pursuant to Section 8, whichever shall occur first.

         1.8 "Crosswalk Information" shall mean the deCODE Crosswalk Information and/or the Institution Crosswalk Information.

         1.9 "Crosswalk Intellectual Property Rights" shall mean the statutory rights and protection afforded Crosswalk Patent Rights, Crosswalk Copyrightable Works and/or Confidential Information by the patent, copyright and trade secret laws of the country where such right is sought, it being understood that any individual category of intellectual property may be afforded more than one such statutory right.

         1.10 "Crosswalk Invention" shall mean any new and useful process, formulae, compilations, source code, object code, devices, methods, techniques, machine, manufacture or composition of matter created or developed in the performance of the Crosswalk Project, that is potentially patentable or protectable as Confidential Information and is (a) conceived, solely or jointly, by one or more deCODE Personnel and/or Institution Personnel in the performance of the Crosswalk Project, and (b) first reduced to practice by one or more deCODE Personnel and/or Institution Personnel in the performance of the Crosswalk Project or in the subsequent one year period by one or more individuals who, during the Crosswalk Development Period, were deCODE Personnel or Institution Personnel.

         1.11 "Crosswalk Patent Right" shall mean any United States patent application, including any division or continuation and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof, which contains one or more claims to a Crosswalk Invention. Patent Rights shall also include those claims of any continuation-in-part of the aforementioned patent applications to the extent they claim a Crosswalk Invention.

         1.12 "Crosswalk Project" shall mean the Crosswalk development project described in the Work Plan attached as Appendix A.

         1.13 "CSRL" shall mean for: (a) Partners, the Vice President, Corporate Sponsored Research and Licensing; (b) BWH, Corporate Sponsored Research and Licensing at BWH; and (c) MGH, Corporate Sponsored Research and Licensing at MGH, or any successors thereto.

         1.14 "Databases" shall have the meaning assigned to such term in the Background section.

         1.15 "deCODE" shall have the meaning assigned to such term in the Introductory paragraph.

         1.16 "deCODE Crosswalk Information" shall mean any research data, formulae, process information or other information pertaining to the Crosswalk produced by deCODE Personnel in the performance of, or relating to, the Crosswalk Project, including without limitation any research data, formulae, process information or other information provided by deCODE to Institution or their agents for the purpose of performing or in the performance of the Crosswalk Project. Notwithstanding the foregoing, the term "deCODE Crosswalk Information" shall not include patient identifiers or other patient confidential information, or the data in the deCODE Database.

         1.17 "deCODE Database" shall have the meaning assigned to such term in the Background section.

         1.18 "deCODE Genotype Database" shall have the meaning assigned to such term in the Background section.

         1.19 "deCODE Notice" shall have the meaning assigned to such term in the Strategic Alliance Agreement.

         1.20 "deCODE Personnel" shall mean the deCODE employees and consultants who perform the Crosswalk Project.

         1.21 "Effective Date" shall have the meaning assigned to such term in the Introductory paragraph.

         1.22 "Embedded Technology" shall mean any technology owned or acquired by any Party outside of the performance of the Crosswalk Project and incorporated or "embedded" into the Crosswalk after the Effective Date to facilitate studies with the Databases, including any design, technical description and any software (including programs, modules, code, algorithms, flowcharts, diagrams, documentation and the like), as expressly described in Appendix D attached hereto and as amended from time to time pursuant to Section
4.6. Unless otherwise provided in Appendix D, the term "Embedded Technology" shall not include Other Technology.

         1.23 "Icelandic Healthcare Database" or "IHD" shall have the meaning assigned to such term in the Background section.

         1.24 "Institution" and "Institutions" shall have the meanings assigned to such terms in the Introductory paragraph.

         1.25 "Institution Crosswalk Information" shall mean any research data, formulae, process information or other information pertaining to the Crosswalk produced by Institution Personnel in the performance of the Crosswalk Project, but does not include patient identifiers or other patient confidential information, or the data in the RPDR.

         1.26 "Institution Notice" shall have the meaning assigned to such term in the Strategic Alliance Agreement.

         1.27 "Institution Personnel" shall mean the Institutions' professional staff, graduate student, undergraduate student, employees and consultants who perform the Crosswalk Project.

         1.28     "IP Costs" shall have the meaning assigned to such term in
Section 4.3.

         1.29 "IP Project Leader" shall have the meaning assigned to such term in Section 2.3.

         1.30     "JAMS" shall have the meaning assigned to such term in Section
9.2.

         1.31 "Joint Crosswalk Patent Right" shall have the meaning assigned to such term in Section 4.1.2.

         1.32 "Joint Steering Committee" or "JSC" shall have the meaning assigned to such term in Strategic Alliance Agreement.

         1.33 "MGH" shall have the meaning assigned to such term in the Introductory paragraph.

         1.34 "Other Technology" shall mean the design, technical description and software (including programs, modules, code, algorithms, flowcharts, diagrams, documentation and the like) developed by a Party outside the scope of the Crosswalk Project, whether before or during the Crosswalk Development Period, which is used to facilitate studies from a Party's Database (e.g., genotypic or phenotypic database infrastructure, a query tool), and which a Party licenses to the other Party pursuant to a Software License Agreement.

         1.35 "Partners" shall have the meaning assigned to such term in the Introductory paragraph.

         1.36 "Party" and "Parties" shall have the meanings assigned to such terms in the Introductory paragraph.

         1.37 "Research Patient Data Registry" or "RPDR" shall have the meaning assigned to such term in the Background section.

         1.38 "Software License Agreement" shall have the meaning assigned to such term in the Strategic Alliance Agreement.

         1.39 "Sponsored Research Agreement" shall have the meaning assigned to such term in the Strategic Alliance Agreement.

         1.40 "Strategic Alliance Agreement" shall have the meaning assigned to such term in the Background section.

         1.41 "Third Party Project" shall have the meaning assigned to such term in Section 2.5.2.

         1.42     "Work Plan" shall have the meaning assigned to such term in
Section 2.1.

2.       Work Plan.

         2.1 Work Plan. Within sixty (60) days after the Effective Date, the Crosswalk Coordinators for each of deCODE and the Institutions shall propose and submit to the JSC a proposed work plan and budget for the development of the Crosswalk. Upon approval of a work plan and budget by the JSC, such approved work plan shall be attached hereto as Appendix A and made a part hereof (the "Work Plan") and such budget shall be attached hereto as Appendix B and made a part hereof (the "Budget").

         2.2 Project Coordinators. Each of deCODE and the Institutions shall appoint a Crosswalk Project coordinator (the "Crosswalk Coordinator") who shall have day-to-day responsibility for overseeing and coordinating the activities contemplated herein, including scheduling as set forth in the Work Plan and presiding over meetings, design/review sessions, coordinating its staff and conducting testing of the Crosswalk.

         2.3 IP Project Leader. Each of deCODE and the Institutions shall appoint an IP Project Leader, who shall have the duties described in Section 4 of the Strategic Alliance Agreement.

         2.4 Performance of Crosswalk Project. The Institutions and deCODE shall cooperate to create the Crosswalk according to the Work Plan and the Budget.

         2.5      Exclusivity.

                  2.5.1 At any time during the term of this Agreement, Institution Personnel or deCODE Personnel may propose in writing additional development directly related to the Crosswalk Project not previously described in the Work Plan for the Crosswalk Project as set forth in Appendix A. Each such proposal shall include a description of the additional development proposed, a budget of the costs to be funded by deCODE and a schedule of payment of such costs. Unless the Parties shall otherwise agree in writing, negotiations between them over any such proposal shall not extend beyond the sixtieth (60th) day next following the date when the proposal shall have first been so made, and whenever such negotiations shall end without agreement between the Parties to proceed with the proposed development, the Party proposing the additional development may proceed without the other Party and seek funding from any other sponsor, including but not limited to a commercial sponsor, as set forth in Section 2.5.2, subject to the restrictions provided in this Section 2.5. When such proposal is accepted by the Institutions and deCODE, it shall be appended hereto as an addendum to the Work Plan and shall be subject to the terms and conditions of this Agreement unless otherwise specified, and the additional Crosswalk Project described therein shall commence and budgeted amounts shall be paid as set forth in the proposal or as otherwise agreed by the Parties in writing. In no event shall any additional development be added to the Crosswalk Project nor shall the direction of the Crosswalk Project be altered without the concurrence of the Director of CSRL of the Institutions.

                  2.5.2 Notwithstanding any contrary provision, no member of the Institution Personnel who shall perform any part of the Crosswalk Project shall seek funding from another commercial sponsor for any additional development proposals directly related to the Crosswalk Project unless and until such proposal has been submitted to deCODE in accordance with the foregoing
Section 2.5.1 and the Parties have failed to agree in writing to append such proposal hereto as an addendum to the Work Plan within the stipulated sixty (60) days. In the event of such failure to agree, an Institution Personnel shall be free to seek and accept funding from such commercial sponsor for such development proposal (the "Third Party Project"), provided that, in the reasonable determination of the JSC created pursuant to the Strategic Alliance Agreement, after consultation with the Institution
Personnel: (a) the subject matter of the Third Party Project is not so closely related scientifically to the Crosswalk Project that sponsorship of such Third Party Project by such other commercial sponsor would create a conflict of interest for the Institutions or any Institution Personnel performing the Crosswalk Project; (b) the risk of subject matter overlaps between the Crosswalk Project and such Third Party Project is minimal; (c) the Third Party Project would not conflict with the terms and conditions of this Agreement and would not have a material impact on the Crosswalk Project or the Institutions' ability to perform the Crosswalk Project; and (d) such other commercial sponsor of the Third Party Project is not a competitor of deCODE in any of its business areas that would create a conflict of interest.

                  2.5.3 At any time during the term of this Agreement, if any Institution Personnel wishes to seek funding for any research or development work directly related to the Crosswalk Project, including additional funding for the Crosswalk Project, from any international, federal or state agencies, or from any not-for-profit foundations, except foundations owned or operated by a commercial entity other than deCODE or which have obligations to commercial entities with respect to such research, such Institution Personnel shall so notify deCODE's Crosswalk Coordinator, including a description of the research or development work for which such funding is sought. deCODE shall have thirty
(30) days to review such proposal and decide whether, in the reasonable determination of deCODE, after consultation with Institutions and the Institution Personnel, such funding should be sought. No Institution Personnel shall accept any such funding for any research or development work directly related to the Crosswalk Project unless approved pursuant to this Section 2.5.3. In any event, any Institution Personnel shall follow the procedures set forth in
Section 5 with respect to any grant applications and progress reports disclosing Crosswalk Information.

                  2.5.4 Institution Personnel shall be free at any time to seek funding from any source for any research or development work that is not related or similar to the Crosswalk Project.

3.       Payments.

         3.1 Payments. deCODE shall pay to the Institutions the sum of up to [CONFIDENTIAL TREATMENT REQUESTED] to support the Institutions' efforts to create the Crosswalk, as provided in the Budget. deCODE shall make such payment in periodic installments to be determined by the JSC. Such payments shall be made in cash, in kind in the form of goods and services related to the Crosswalk Project, the value of which shall be determined by the JSC, or both in cash and in kind. The form of such in kind payments shall be determined by deCODE at its sole discretion. All of such funding shall be used in the following order: (a) first, to the extent such payments are in the form of cash, for the support of the Crosswalk Project Coordinators and the IP Project Leaders during the Crosswalk Development Period and in the amounts determined by the mutual agreement of the Parties; (b) second, for costs and expenses incurred by the Institutions during the Crosswalk Development Period for work conducted pursuant to the Work Plan; and (c) third, to compensate deCODE for in kind contributions to the Crosswalk Project, as provided above. All funds paid to the Institutions shall be used to support the direct and attendant indirect costs

(as determined by the Institutions' policies on indirect costs, as communicated to the JSC from time to time) of the Crosswalk Project. All of such funding of direct costs shall be used by the Institutions as deemed necessary and appropriate by the JSC to achieve the research goals and objectives set forth in the Work Plan. All funds advanced to the Institutions under this Agreement and not used in accordance with the terms hereof shall be promptly refunded to deCODE.

         3.2 Payment Method. All payments made by deCODE shall reference Agreement number ______. Checks for all payments to the Institutions under this Agreement shall be made payable to the payees designated by the JSC and addressed to the contacts set forth in Section 10.

         3.3 Payment Records; Audit Rights. Each Institution shall maintain records of its expenditures and of funds received under this Agreement in accordance with its customary accounting policies and procedures and shall provide to deCODE a summary of such expenditures within ninety (90) days after the end of each elapsed year during the Crosswalk Development Period. During the Crosswalk Development Period and for two years thereafter, deCODE on reasonable notice, during normal business hours and at its own expense may examine or audit each Institution's accounting records with respect to expenditures under this Agreement, provided however, that in the event that such inspection or audit reveals an overpayment by deCODE in excess of five percent (5%) of the amount actually due for the period subject to such audit or examination, such Institution shall reimburse the cost of the examination or audit in addition to refunding the excess payment.

4.       Crosswalk Intellectual Property Rights.

         4.1      Ownership of Intellectual Property.

                  4.1.1 Each Institution Personnel who shall (i) solely or jointly make a Crosswalk Invention, or (ii) solely or jointly author or prepare a Crosswalk Copyrightable Work, shall promptly report such Crosswalk Invention or Copyrightable Work to the Institution by whom such Institution Personnel is employed or affiliated. Such Institution Personnel shall assign all of his or her rights, title and interest in any Crosswalk Patent Right claiming such Crosswalk Invention, or in any Confidential Information comprised of such Crosswalk Invention or in any Copyrightable Work to the Institution by which he or she is employed or affiliated (to the extent that such Copyrightable Work is not already owned by such Institution as a Work-Made-For-Hire under United States Copyright Law). Each deCODE Personnel who shall (i) solely or jointly make a Crosswalk Invention, or (ii) solely or jointly author or prepare a Crosswalk Copyrightable Work, shall promptly report such Crosswalk Invention or Copyrightable Work to deCODE. Such deCODE Personnel shall assign all of his or her rights, title and interest in any Patent Right claiming such Crosswalk Invention, or in any Confidential Information comprised of such Crosswalk Invention or in any Copyrightable Work to deCODE (to the extent that such Copyrightable Work is not already owned by deCODE as a Work-Made-For-Hire under United States Copyright Law).

                  4.1.2 If a Crosswalk Invention is invented by one or more Institution Personnel and one or more deCODE Personnel, such Institution Personnel and deCODE Personnel shall assign all of their respective rights, title and interest in any Crosswalk Patent Right claiming such Joint Invention to their respective employers with which they are affiliated (each, a "Joint Crosswalk Patent Right"). For each Joint Crosswalk Patent Right, the Institution(s) to which such Patent Right is assigned and deCODE agree that deCODE and such Institution(s) shall each own an undivided interest in such Patent Right in each country in which it is filed and granted. Such Institution(s) and deCODE shall each be allowed to sell, license or otherwise transfer its rights to such Joint Crosswalk Patent Right in any country without the consent of the other; however, the Institutions' rights in this respect are subject to the terms and conditions of this Agreement and the Strategic Alliance Agreement.

                  4.1.3 If a Crosswalk Invention which is protected as Confidential Information is invented by one or more Institution Personnel and one or more deCODE Personnel, such Institution Personnel and deCODE Personnel shall assign all of their respective rights, title and interest in any Confidential Information comprising such Joint Invention to their respective employers with which they are affiliated. For each such joint Confidential Information, the Institution(s) to whom such Confidential Information is assigned and deCODE agree that deCODE and such Institution(s) shall each own an undivided interest in such Confidential Information. Such Institution(s) and deCODE shall each be allowed to sell, license or otherwise transfer its rights to such Confidential Information without the consent of the other; however, the Institutions' rights in this respect are subject to the terms and conditions of this Agreement and the Strategic Alliance Agreement.

                  4.1.4 Institutions and deCODE intend and agree that all Crosswalk Copyrightable Works authored by any of them (or any of their respective Institution Personnel in the case of the Institutions and deCODE Personnel in the case of deCODE) be treated as separable and independent works to the maximum extent possible, and that such works shall not constitute "joint works" as that term is defined by the United States Copyright Law, or otherwise be jointly owned under United States law or the law of any foreign jurisdiction. The Parties agree that all copyright filings and registrations shall be made consistent with the terms of this Section 4.1.

         4.2 Disclosure between Parties. Each Party shall promptly advise the other in writing of each: (a) Crosswalk Invention, including without limitation any Joint Invention; or (b) Crosswalk Copyrightable Work, including without limitation any jointly authored or created Crosswalk Copyrightable Work, disclosed to it. The IP Project Leaders for the Institutions and deCODE shall then discuss whether applications for Crosswalk Patent Rights shall be sought and in which countries, or whether such Crosswalk Invention shall be designated and treated as Confidential Information, protected as such and made available exclusively to the Alliance for use by the Parties as provided in the Strategic Alliance Agreement, and the decisions regarding such matters shall be governed by the decision-making process set forth in Section 4.7 of the Strategic Alliance Agreement. If the Parties determine, pursuant to the decision-making process set forth in Section 4.7 of the Strategic Alliance Agreement, that such application(s) should be filed, applications assigned solely to any Institutions shall be filed by such Institutions, applications assigned solely to deCODE shall be filed by deCODE, and jointly assigned applications shall be filed as mutually agreed upon by the Parties. The titles, serial numbers and other identifying data of any applications for Crosswalk Patent Rights shall be added to Appendix C of this Agreement.

         4.3 Costs. Reasonable and customary costs incurred by Institutions for filing, obtaining and maintaining Crosswalk Intellectual Property Rights ("IP Costs") shall be reimbursed in full by deCODE upon deCODE's receipt of such Institution's notice of payment of such IP Costs, except as provided for below. Such IP Costs shall include but not be limited to the costs of preparing, filing, prosecuting (including agreed upon interferences or oppositions), issuing or maintaining and working such Crosswalk Intellectual Property Rights, including without limitation the Crosswalk Patent Rights and Crosswalk Copyrightable Works. For IP Costs not reimbursed by deCODE within thirty (30) days, after receipt of such Institution's notice of payment of such IP Costs, deCODE shall pay such Institution interest at the rate of [CONFIDENTIAL TREATMENT REQUESTED] per month compounded each month that they remain unpaid. For Crosswalk Intellectual Property Rights in which other commercial entities have acquired license rights, deCODE shall reimburse such Institution only for the same share of such IP Costs as reimbursed by each of the other commercial entities, but in no event shall deCODE be required to reimburse such Institution for more than [CONFIDENTIAL TREATMENT REQUESTED] of the IP Costs for such Crosswalk Patent Rights.

         4.4 Prosecution Notice. With respect to any Crosswalk Intellectual Property Right, the filing Party shall provide to the other Party's IP Project Leader each application and communication to and from the authorities which grant such Crosswalk Intellectual Property Right, including without limitation each application, office action, response to office action, request for terminal disclaimer, request for reissue or reexamination of any patent issuing from such application, and notice of interference or opposition, sufficiently prior to the filing of such application, response or request to allow for review and comment by such other Party's IP Project Leader. All decisions regarding such actions shall be governed by the decision-making process set forth in the Strategic Alliance Agreement.

         4.5 Confidentiality. All information given by deCODE to any Institution, or by the Institutions to deCODE, in accordance with this Section 4 shall be maintained in confidence for so long as such information remains unpublished.

         4.6 Addition of Embedded Technology. Each Party shall have the right, but not the obligation, to contribute to the Crosswalk as Embedded Technology additional technology owned or acquired by such Party outside of the performance of the Crosswalk Project. In the event a Party desires to contribute such additional technology, the Parties shall negotiate in good faith to determine the terms upon which such Party may contribute such technology (provided that such terms shall include only a non-exclusive right and license to use such additional technology pursuant to the terms of the Strategic Alliance Agreement), including the amount of any consideration to be paid for such additional technology, the effect, if any, of such contribution on the royalties to be paid by each Party to the other on revenue from the Crosswalk, subject to approval by the JSC, and whether and to what extent such additional technology shall serve as in kind funding of the Crosswalk as described in
Section 3.1 of this Agreement; provided, however, that upon the Parties' agreement, the additional technology shall be listed upon Appendix D and shall become Embedded Technology subject to the terms of this

Agreement in all respects. Notwithstanding the forgoing, no Party shall be compelled by any other Party or any decision-maker under the dispute resolution provisions of this Agreement or the Strategic Alliance Agreement to contribute any such additional technology without such Party's prior written consent.

         4.7 Rights to Other Technology. Each Party shall own all right, title and interest in and to any Other Technology developed by such Party.

         4.8 Use of Intellectual Property. The Parties agree that all use by any Party of the Crosswalk, including without limitation, all Crosswalk Inventions, Crosswalk Copyrightable Work, Copyrights, Crosswalk Patent Rights, Crosswalk Information and Confidential Information and all use by a Party of another Party's Other Technology, shall be governed by the terms of the Strategic Alliance Agreement, and also, in the case of such Other Technology, the Software License Agreement applicable to such Other Technology. No Party shall have any right to use the Crosswalk, any Party's Other Technology, any additional technology owned or acquired by a Party outside of the Crosswalk Project, or any component of any of the foregoing, including any Crosswalk Intellectual Property Right which may be owned by such Party, except as specifically provided in, and subject to the terms and conditions of, the Strategic Alliance Agreement and, in the case of such Other Technology, the Software License Agreement applicable to such Other Technology.

5.       Publications.

         5.1 Submission. Prior to public presentation or submission to a journal, international, federal or state agency, or not-for-profit foundation, as the case may be, each Institution Personnel shall agree to submit for review to deCODE's Crosswalk Coordinator, and each deCODE Personnel shall agree to submit for review to Institutions' Crosswalk Coordinator, an early draft of any manuscript, abstract, public oral presentation containing Crosswalk Information.

         5.2 Review Period. Within thirty (30) days of receipt of such manuscript or seven (7) days after receipt of an abstract or public oral presentation from an Institution Personnel or a deCODE Personnel, the other Party's Crosswalk Coordinator shall submit such Party's comments, if any, to such Institution Personnel or deCODE Personnel, as the case may be. Such Institution Personnel or deCODE Personnel shall give due consideration to any comments made by the other Party, but shall not be required to incorporate any of the other Party's comments, and the Institution Personnel's or deCODE Personnel's decision as to what such manuscript, presentation, or abstract shall contain shall be final, except that upon notification from the other Party, such Institution Personnel or deCODE Personnel shall delete all Confidential Information of the other Party. In any publication or presentation involving the Crosswalk, each Party shall acknowledge the role and contribution of the other Party to the project to which the publication or presentation relates.

         5.3 Delay for Patent Filing. If the reviewing Party has reason to believe that any such manuscript, abstract or grant application provided in accordance with Section 5.5 reveals a potentially patentable Crosswalk Invention, such Party shall notify the other Party's IP Project

Leader in writing within the time periods indicated in Section 5.2, 5.3 or 5.5, as the case may be. In such case, the publishing Party agrees to delay publication or public presentation until the earlier to occur of the following:

                  5.3.1 A Crosswalk Patent Right is filed in the appropriate country for initial filing under the laws of the country in which such Crosswalk Invention is made (i.e., Crosswalk Inventions made in the U.S. shall be filed first in the U.S. unless the procedures set forth in 35 U.S.C. Section 184 are complied with;

                  5.3.2 The IP Project Leaders have determined, pursuant to the decision-making process set forth in the Strategic Alliance Agreement, that no patentable Crosswalk Invention exists; or

                  5.3.3 Sixty (60) days have passed from the date of such notification by the reviewing Party.

         5.4 Competitive Publications. If any deCODE Personnel or Institution Personnel receives reasonable indications concerning the imminent oral presentation or publication of a manuscript or abstract by a third party that is similar in content to the presentation, manuscript and/or abstract containing Crosswalk Information proposed to be published or presented by such deCODE Personnel or Institution Personnel, the Parties agree as follows: (a) such deCODE Personnel or Institution Personnel shall notify their own and the other Party's Crosswalk Coordinator in writing as soon as reasonably practical about such other imminent presentation or publication; and (b) the time periods for presentation or publication review and delay stated in Sections 5.1, 5.2 and
5.3 shall be shortened as mutually agreed.

         5.5 Grant Submissions. Subject to approval pursuant to Section 2.5.3, Institution Personnel shall have the right to submit grant applications related to the Crosswalk Project and/or disclosing any Crosswalk Information or the nature of the relationship among the Parties to any international, federal and/or state agencies or not-for-profit foundations which do not require licensing to a commercial entity; provided, however, that such Institution Personnel shall provide a draft of such grant applications to deCODE at least fifteen (15) days prior to submission to such agencies or foundations. In the event that an Institution Personnel wants to exclude from review any portions of a grant application that do not disclose any Crosswalk Information or the nature of the relationship among the Parties, then such Institution Personnel shall provide to deCODE: (i) a draft of all other portions of such grant application, including all portions disclosing any Crosswalk Information or the nature of such relationship; and (ii) a certification from the Institution Personnel submitting such grant application and Institutions' IP Project Leader that deCODE has been provided with all portions of such grant application disclosing Crosswalk Information and the nature of such relationship, and all portions reasonably necessary for deCODE to determine whether such grant application reveals a Crosswalk Invention. In such event, deCODE may request additional information as it deems reasonably necessary or desirable to make such a determination. Such grant submission shall be subject to Section 5.3. When so requested by deCODE, Institutions and Institution Personnel shall indicate on such grant application that certain proprietary business information is contained therein which is not subject to disclosure under the Freedom of Information Act, and shall request that such information be treated as confidential.

6.       Confidentiality.

         6.1      Confidentiality Obligation. Except as otherwise provided in
Section 6.2, during the term of this Agreement and for a period of ten (10) years thereafter, each Party agrees to use reasonable efforts not to disclose to third parties any Confidential Information disclosed to it by the other Party.

         6.2 Permitted Disclosures. Nothing in this Agreement shall limit any Party in any way from: (a) disclosure of information required by a public authority; or (b) disclosure of information that is necessary to prevent imminent danger to the public; provided, however, in each case the disclosing Party shall promptly inform the other Party of its intent to disclose such information and the reasons for such disclosure.

         6.3 Exceptions. Information received from the other Party hereto shall not be deemed Confidential Information, and the receiving Party shall have no obligation of confidentiality with respect to such information which:

                  6.3.1 As of the Effective Date, is part of the public domain;

                  6.3.2 Subsequently becomes part of the public domain through no fault of the receiving Party;

                  6.3.3 The receiving Party can show was in its possession, as evidenced by written records kept in the ordinary course of business or by the proof of actual use at the time of executing this Agreement, and which information had not been wrongfully acquired, directly or indirectly, from the disclosing Party;

                  6.3.4 Is subsequently disclosed to the receiving Party by a third party not in violation of any right of, or obligation to, the other Party hereto;

                  6.3.5 Is required to be disclosed by operation of law, provided that the receiving Party has given advanced notice of the proposed disclosure to the disclosing Party; or

                  6.3.6 Is developed by or on behalf of the receiving Party without reference to the disclosing Party's Confidential Information, as evidenced by written records.

         6.4 Injunctive Relief. In addition to any other right or remedy it may have and without the posting of any bond or other security, each Party shall be entitled to seek injunctions to enjoin or restrain the other Party from any violation or threatened violation of this Section 6.

7.       Publicity and Advertising.

         No Party shall, without the prior written consent of the other Party, use in endorsement, advertising, publicity, or otherwise, the name, trademark, logo, symbol, or other image of the other Party or such Party's employees or agents. Each Party agrees that its name may be used: (a) whenever required by law or regulation, including without limitation disclosure to the Securities and Exchange Commission, provided, however, that a Party using another Party's name shall, to the extent reasonably practicable as solely determined by such using Party, provide a copy of such proposed disclosure to such other Party in advance and give consideration to such other Party's comments and requests regarding such disclosure, but shall not be obligated to perform any act or omission in response to such comments or requests; (b) by deCODE in connection with its capital raising and financing purposes, based upon standard statements established by the mutual agreement of the Parties; (c) to make a joint, mutually agreeable public announcement about the initiation of the relationship and the support of the Crosswalk hereunder; and (d) to make routine acknowledgments of the relationship, support of the Crosswalk hereunder and the basic substance of the relationship, based upon standard statements established by the mutual agreement of the Parties. If no such standard statements have been established, then the disclosing Party shall provide the non-disclosing Party with an opportunity to review, comment on and approve the disclosure in advance of making such disclosure. Nothing in this Section 7 shall preclude deCODE's use of Institutions' names, trademarks, logos, symbols, or other images in connection with the marketing and sale of products and services pursuant to this Agreement, provided that any such use shall remain subject to the approval of the Public Affairs Officer of the Institution whose name, trademark, logo, symbol or other image is so used.

8.       Termination.

         8.1 Breach by deCODE. If deCODE fails to meet any of its material obligations under this Agreement and shall fail to remedy these failures within sixty (60) days after receipt of written notice thereof, the Institutions shall have the option of terminating this Agreement upon their mutual agreement and upon written notice thereof; provided, however, that deCODE shall have the right to cure such default during such sixty (60) day period.

         8.2 Breach by Institution. If any Institution fails to meet any of its material obligations under this Agreement and shall fail to remedy these failures within sixty (60) days after receipt of written notice thereof, deCODE shall have the option of terminating this Agreement upon written notice thereof to all Institutions; provided, however, that such Institution shall have the right to cure such default during such sixty (60) day period.

         8.3 Termination by deCODE for Infeasibility. In the event that deCODE determines that the Crosswalk Project is scientifically or economically not feasible or no longer is consistent with deCODE's business strategy, deCODE may terminate this Agreement at any time during the Crosswalk Development Period by giving written notice of termination to Institutions thirty (30) days prior to the effective date of such termination.

         8.4 Termination by deCODE for Other Reasons. In the event that the Strategic Alliance Agreement is terminated by deCODE pursuant to Section 10.5 thereof, then this Agreement shall also be deemed to be terminated upon the effective date of such termination of the Strategic Alliance Agreement.

         8.5      Effect of Termination.

                  8.5.1 In the event that this Agreement is terminated by the Institutions pursuant to Section 8.1, by deCODE pursuant to Section 8.3 or by deCODE pursuant to Section 8.4 following a deCODE Notice under the Strategic Alliance Agreement, deCODE shall reimburse the Institutions for contractual commitments and financial obligations incurred by such Institutions during the Crosswalk Development Period if such financial obligations or contractual commitments cannot reasonably be cancelled by such Institutions. The Institutions shall use their best efforts to terminate or cancel all contractual commitments and other financial obligations as soon as possible to avoid incurring additional expenses.

                  8.5.2 In the event that this Agreement is terminated by deCODE pursuant to Section 8.3:

                           (a)      The Institutions shall use all reasonable
efforts to immediately commence winding down the Crosswalk Project upon receipt of such notice of termination from deCODE; and

                           (b)      deCODE shall reimburse the Institutions for
the direct salary costs incurred by the Institutions, for a period of six months after the effective date of such termination, of any M.D., Ph.D. or equivalent information technology personnel who is deriving 50% or more of his or her salary from the Crosswalk Project being funded by deCODE during the three month period preceding the notice of termination.

                  8.5.3 In the event that this Agreement is terminated by deCODE pursuant to Section 8.2, all funding obligations of deCODE shall cease as of the effective date of such termination.

                  8.5.4 In the event that this Agreement is terminated by deCODE pursuant to Section 8.4 following an Institution Notice under the Strategic Alliance Agreement:

                           (a)      All funding obligations of deCODE shall
cease immediately upon receipt of notice of such termination of the Strategic Alliance Agreement; and

                           (b)      The Institutions shall use all reasonable
efforts to immediately commence winding down the Crosswalk Project upon receipt of such notice of termination from deCODE.

                  8.5.5 Upon the early termination of this Agreement during the Crosswalk Development Period pursuant to Section 8.1, 8.2, 8.3 or 8.4 or in the event of the expiration of the Crosswalk Development Period under this Agreement, the Parties' rights and obligations with respect to Confidential Information and the use of the Crosswalk Intellectual Property Rights shall be governed by the Strategic Alliance Agreement, and the Parties' rights and obligations with respect to the Other Technology shall be governed by the Software License Agreement applicable to such Other Technology.

9.       Alternative Dispute Resolution.

         9.1 Negotiation. The Parties shall attempt in good faith to resolve, through negotiation, any dispute, claim or controversy arising out of or relating to this Agreement. Any Party may initiate negotiations by providing written notice in letter form to the other Parties, setting forth the subject of the dispute and the relief requested. The recipient of such notice shall respond within five (5) days with a written statement of its position on, and recommended solution to, the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority shall meet at a mutually agreeable time and place within ten (10) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

         9.2 Arbitration. Except with respect to breaches for which a Party is seeking injunctive relief, all disputes between the Parties relating to this Agreement or the subject matter hereof which cannot be resolved by the Parties according to Section 9.1 shall be submitted for final and binding arbitration before JAMS/Endispute ("JAMS") pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq., and shall be held at a mutually agreeable location or in New York City. Any Party may commence the arbitration process pursuant to this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Parties. Unless the Parties otherwise agree in writing, the arbitration shall be conducted in accordance with the provisions of JAMS Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration if the amount in controversy is greater than $250,000, exclusive of interest; or the arbitration shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration if the amount in controversy is $250,000 or less, exclusive of interest. The Parties shall cooperate with JAMS and with one another in selecting an arbitrator from JAMS' panel of neutrals, and in scheduling the arbitration proceedings; provided, however, that all arbitrators must be knowledgeable in the biotechnology and bioinformatics industries and, in the case of a dispute concerning the Crosswalk, the software development industry, and must not be affiliated through employment or otherwise with a competitor of any Party, as determined through mutual assent of the Parties. The Parties shall participate in the arbitration in good faith, and shall share equally in its costs. The provisions of this Section may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the Party against whom enforcement is ordered.

         9.3 Injunctive Relief. This Section 9 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

10.      Miscellaneous.

         10.1 Governing Law. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

         10.2. Independent Contractors. No Party shall have the right to direct or control the activities of any other Party or other Party's personnel in the Crosswalk Project, and each Party shall act hereunder only as an independent contractor; nothing herein contained shall be construed to be inconsistent with that relationship or status. Under no circumstances shall Institution or any Institution Personnel be considered to be an employee or agent of deCODE, or deCODE or any deCODE Personnel be considered any employee or agent of any Institution. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

         10.3 Assignment. No Party shall assign its rights or duties under this Agreement to another without the prior express written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that any Party may assign this Agreement to a successor in ownership of all or substantially all its business assets. Such successor shall expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement.

         10.4 Notices. All notices, demands, payments and other communications of every kind and description whatsoever required or permitted under this Agreement shall be in writing and shall be deemed to have been received when personally delivered, or when shipped by private express carrier (signature required), shipment charges prepaid, or when sent via facsimile transmission (receipt verified) to the Party to whom delivery shall be made at the respective addresses as set out below.

If to Partners, to:                                          With a copy to:

Partners HealthCare System, Inc.                             Partners HealthCare System, Inc.
Prudential Tower, 800 Boylston Street                        Prudential Tower, 800 Boylston Street
Boston, Massachusetts, 02199-8001                            Boston, Massachusetts, 02199-8001
Attn:  Crosswalk Coordinator                                 Attn: Vice President,  Corporate  Sponsored Research and
Institution Agreement #________                              Licensing
Telephone: (617) 726-5518                                    Telephone: (617) 278-1088
Facsimile: (617) 726-5501                                    Facsimile: (617) 236-4906

If to MGH, to:                                               If to BWH, to:

Massachusetts General Hospital                               The Brigham and Women's Hospital, Inc.
149 13th Street, Suite 1101                                  1249 Boylston St., Suite 201 Boston, MA 2215
Charlestown, MA 02129                                        Attn:   Director,   Corporate   Sponsored  Research  and
Attn:  Director, Corporate Sponsored Research and Licensing  Licensing
Institution Agreement #2000A001263                           Institution Agreement #A3329
Telephone: (617) 278-1068                                    Telephone: (617) 525-6010
Facsimile: (617) 278-1668                                    Facsimile: (617) 525-6011

If to  deCODE, to:

deCODE genetics Ltd.
Lynghalsi 1
IS-110 Reykjavik, Iceland
Attn: Crosswalk Coordinator
Telephone:  +354-570-1900
Facsimile:  +354-570-1901

         10.5 Modification. No modification or waiver of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by all Parties.

         10.6 Waiver. No waiver of any rights shall be effective unless assented to in writing by the Party to be charged with such waiver, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

         10.7 Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         10.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided however, that no such severability shall be effective if the result of such action materially changes the economic benefit of this Agreement to deCODE or to Institutions.

         10.9 Construction. The Parties have participated equally in the creation of this Agreement; the language of this Agreement shall not be presumptively construed against either Party.

         10.10 Survival. The provisions of Sections 1, 3.3, 4, 5, 6, 7, 8.5, 9, 10.1, 10.8, 10.9 and 10.10 shall survive any expiration or termination of this Agreement.

         10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original document, but all of which together shall constitute one and the same agreement.

                                       ***

In witness whereof, each of the Institutions and deCODE have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

PARTNERS HEALTHCARE SYSTEM, INC.                     DECODE GENETICS LTD.

BY: __/s/ Eugene Braunwald_______           BY: ___/s/ Kari Stefansson________

NAME: __Eugene Braunwald_______             NAME: ___Kari Stefansson________

TITLE: __V.P. Academic Programs__           TITLE: __President and CEO_______

DATE: ___ 5/16/2000_____________            DATE:   ___5/11/2000_____________


THE GENERAL HOSPITAL CORPORATION            THE BRIGHAM AND WOMEN'S HOSPITAL,
D.B.A. MASSACHUSETTS GENERAL HOSPITAL       INC.


BY: __/s/ Marvin C. Guthrie______           BY: ___/s/ Brian N. Hicks_________

NAME: __Marvin C. Guthrie, J.D._            NAME: ___Brian N. Hicks_________

TITLE: _V.P. Patents, Licensing__           TITLE: ____Director, Corporate____
        and Industry Sponsored                         Sponsored Research
        Research                                       and Licensing
DATE:   _11_May_2000_________               DATE: ___5/12/2000______________

                                   APPENDIX A
                                    WORK PLAN



                                 (see attached)

                                   APPENDIX B
                                     BUDGET


                                 (see attached)

                                   APPENDIX C
                      LIST OF INTELLECTUAL PROPERTY RIGHTS


                 (to be prepared and updated from time to time)










PARTNERS HEALTHCARE SYSTEM, INC.            DECODE GENETICS LTD.

BY: _____________________________           BY: ______________________________

NAME: __________________________            NAME: ___________________________

TITLE: __________________________           TITLE: ___________________________

DATE:  __________________________           DATE: ___________________________

THE GENERAL HOSPITAL CORPORATION            THE BRIGHAM AND WOMEN'S HOSPITAL,
D.B.A. MASSACHUSETTS GENERAL HOSPITAL       INC.

BY: _____________________________           BY: ______________________________

NAME: __________________________            NAME: ___________________________

TITLE: __________________________           TITLE: ___________________________

DATE:  __________________________           DATE: ___________________________

                                   APPENDIX D
                           LIST OF EMBEDDED TECHNOLOGY


                 (to be prepared and updated from time to time)









PARTNERS HEALTHCARE SYSTEM, INC.            DECODE GENETICS LTD.

BY: _____________________________           BY: ______________________________

NAME: __________________________            NAME: ___________________________

TITLE: __________________________           TITLE: ___________________________

DATE:  __________________________           DATE: ___________________________

THE GENERAL HOSPITAL CORPORATION            THE BRIGHAM AND WOMEN'S HOSPITAL,
D.B.A. MASSACHUSETTS GENERAL HOSPITAL       INC.

BY: _____________________________           BY: ______________________________

NAME: __________________________            NAME: ___________________________

TITLE: __________________________           TITLE: ___________________________

DATE:  __________________________           DATE: ___________________________